EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR ULTICOM:
Joe Hassett, Senior Vice President
Gregory FCA
877-217-3597
JoeH@GregoryFCA.com

Ulticom Announces Fiscal Second Quarter 2010 Results

MT. LAUREL, N.J., September 9, 2010 -- Ulticom, Inc. (the "Company") (NASDAQ: ULCM News) today announced its financial results for its second quarter of fiscal 2010 (three months ended July 31, 2010).

Revenues for the second quarter of fiscal 2010 were $8.9 million, down $0.7 million from the previously announced preliminary revenues of $9.6 million, due to the treatment of revenues from maintenance services previously provided that have been deferred due to a possible contract amendment referring to such services.  This revenue is now expected to be recognized during the second half of fiscal year 2010.  The Company continues to expect fiscal year 2010 revenues to be approximately $36.5 to $39.0 million.

Revenues for the second quarter of fiscal 2010 were down 25% as compared to $11.9 million for the second quarter of fiscal 2009, but were up 6% as compared to $8.4 million for the first quarter of fiscal 2010.  The Company reported a net loss of $1.2 million, or ($0.11) per diluted share, for the second quarter of fiscal 2010, as compared to a net loss of $0.5 million, or ($0.05) per diluted share, for the second quarter of fiscal 2009 and compared to a net loss of $1.2 million, or ($0.11) per diluted share, for the first quarter of fiscal 2010.  Results for the second quarter of fiscal 2010 included $0.3 million of pre-tax costs associated with restatement-related matters, corporate development initiatives, workforce reductions, employee retention and non-cash share-based payment expense compared with $2.1 million for the second quarter of fiscal 2009 and $1.2 million for the first quarter of fiscal 2010. Results for the second quarter of fiscal 2010 were also adversely impacted by the Company’s revision of its projected effective tax rate for fiscal year 2010, resulting in the recognition of income tax expense of approximately $1.1 million.

At July 31, 2010, the Company had $76.8 million in cash, cash equivalents and short-term investments, $84.9 million of working capital, and $89.5 million of shareholders’ equity.

Shawn Osborne, President and Chief Executive Officer, said, “Despite the ongoing weakness in the deployment of our signaling component products, Ulticom continues to make progress with our Tier 1 telecom equipment customer base by integrating our next generation wireless signaling system solutions that enable them to efficiently manage increasing traffic, enhance their product portfolio and generate new revenue opportunities.”

Conference Call
The Company will host a conference today at 4:30 PM local time to discuss these results and its outlook for 2010 and to hold a question and answer session.  Please use the following dial in number to register your name and company affiliation for the conference call: 888-500-6974. The conference ID# is 6900164. The call will also be carried live on the Investor Relations page of the Company web site at www.ulticom.com and will be available for 90 days.

About Ulticom, Inc.
Ulticom provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.

Note: This Press Release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements relating to the Company’s future business performance.  Important factors that could cause actual results to differ materially include those  risks described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 20, 2010. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.

Financial Highlights

Financial highlights at and for the three and six months ended July 31, 2009 and 2010 appear below. Readers are encouraged to review the Quarterly Report on Form 10-Q for the second quarter of fiscal 2010 , which the Company expects to file on or before September 14, 2010, in particular the Condensed Consolidated Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

ULTICOM, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
 (In thousands)

	January 31,	July 31,
	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$13,190	$66,821
Short-term investments	65,087	10,013
Accounts receivable, net	10,657	8,732
Inventories	1,019	1,056
Prepaid expenses and other current assets	7,444	7,111
Total current assets	97,397	93,733
Property and equipment, net	1,872	1,466
Other assets	1,411	373
Deferred income taxes	6,377	6,785
Total assets	$107,057	$102,357

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,598	$4,351
Deferred revenue	2,945	4,480
Total current liabilities	9,543	8,831
Long-term Liabilities:
Deferred revenue	3,682	3,495
Unrecognized income tax benefits	1,640	541
Other long-term liabilities	35	-
Total long-term liabilities	5,357	4,036
Total shareholders’ equity	92,157	89,490
Total liabilities and shareholders’ equity	$107,057	$102,357

Financial Highlights, continued

ULTICOM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	July 31,	July 31,	July 31,	July 31,
	2009	2010	2009	2010
Revenues	$11,864	$8,896	$23,420	$17,282
Cost of revenues	2,890	2,441	5,908	5,024
Gross profit	8,974	6,455	17,512	12,258

Operating expenses:
Research and development	3,367	2,904	6,857	5,950
Selling, general and administrative	6,732	4,036	14,077	9,936

Loss from operations	(1,125)	(485)	(3,422)	(3,628)
Interest and other income, net	373	314	1,226	686

Loss before income taxes	(752)	(171)	(2,196)	(2,942)
Income tax expense (benefit)	(237)	1,055	(770)	(476)
Net loss	$(515)	$(1,226)	$(1,426)	$(2,466)

Loss per share:
Basic	$(0.05)	$(0.11)	$(0.13)	$(0.22)
Diluted	$(0.05)	$(0.11)	$(0.13)	$(0.22)

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